Auracall Limited Agreement

Our wholly owned subsidiary, Swiftnet, Ltd., has a February 18, 2003 agreement involving Auracall Limited, the agreement of which is titled "Formation of Newco". The agreement provides that Dr. Nissim Levy and Swiftnet, will establish a company, Newco, for the purpose of developing telecommunication business based on non-geographic numbers, which are identified in the agreement as using Swiftnet premium numbers bands for customers to call international or national destinations paying British Telecom directly while British Telecom payment Newco through Swiftnet. The agreement further provides that:

      a) The first stage of the budget for the company will not exceed 100,000 United Kingdom pounds;

      b) Dr. Levy will loan 75% of the ongoing expenses for 100% of the shares in Auracall;

      c) Swiftnet will loan 25% of the ongoing expenses and provide cost plus prices as well as management advice and technical time to receive 50% of the shares of Newco or in case of a dilution, to receive the same amount of shares to Dr. Levy;

      d) Newco will repay the loans only from net profits and once the loans are repaid, Swiftnet and Dr. Levy will be entitled to the exact amount of a fee/profit share;

                               FORMATION OF NEWCO



1. Dr. Levy and Swiftnet Ltd. (Swiftnet) (or assignees) will establish a company - Newco - for the purpose of developing telecommunication business based on Non-geographical Numbers 1.

2. For the first stage the budget will not exceed the amount of (pound)100,000. Any increase of the budget will require both parties' approval.

3. Dr. Levy will finance by way of a loan, 75% of the ongoing expenses for one hundred percents of the shares.


4. Swiftnet Ltd will finance by way of a loan, 25% of the ongoing expenses and provide cost plus prices2 as well as management advice and technical support (customer support for the first two months) for a n option, at any time, to receive 50% of the shares of Newco or in case of a dilution, to receive the same amount of shares as Dr. Levy. Swiftnet can assign this option to any assignee as long as Swifnet continues to provide the service according to the agreement. Swiftnet will sell the service to Newco and will be responsible for the technical side. Swiftnet will do its best to make the service available to Newco within 90 days. Swiftnet undertakes to exhibit to Newco all licenses or other permissions / documents necessary for the operation of its business.

5. Newco will repay the loans only from net profits. Any decision about repayments will have to be decided by the board of directors with veto rights to both sides. In case Swiftnet does not exercise its option, it will be entitled to management fees equal to the monies that Dr. Levy will be entitled to receive from Newco. It is further agreed that one the loans are repaid, Swiftnet and Dr. Levy (or assignees) will be entitled to the exact same amounts as a fee / profit share. This does not include payments to Swiftnet for services, office rent charges to Swiftnet / Dr. Levy or other similar expenses. Before any profit distribution, all loans that are related to the parties will have to be paid back.

6. Dr. Levy and Swiftnet, if possible, will allow Newco to use their respective offices for a 2-month duration without cost.


1 Activities/Services: Use of Swiftnet premium numbers bands for customers to call International or national destinations paying BT directly while BT pays the company (through Swiftnet).

2 Calculated by carrier cost + 15 percent to cover costs like BT's rent, necessary infrastructure and 2411 technical support lines.

SN has the right to refuse a customer or to renegotiate percentage fee for large customers with low margins.

e) Auracall will have the right to sell other services and products that SN offers or will offer in the future for the best wholesale price available.

f) The company board of directors will be comprised of 4 members. 2 nominated by SN and 2 by DK. All decisions (Expenses, recruitments, strategy, investments, dilutions, dividends, marketing initiatives, accounting, finance etc.) will be made by the board of directors and will not be valid without signed minutes with signatures from at least one representative from each side (DK and SN). In order to conduct a meeting, a quorum of three directors, as long as there is one from each side, will be sufficient. Signed proxies are also allowed. Both sides will have full veto rights on any decision in the board or outside the board. Veto rights will be effective immediately and must be exercised in writing.

g) Auracall will operate according to an agreed Business Plan (by a board resolution) and decide on each investment and expense based on the viability of the opportunity.

h) Both parties will make available their contacts, connections and influence for the success of Auracall.

3. Once the current agreement SN and NL mentioned in item 1 above will be fulfilled, DK salary will be reinstated to 50,000 Pounds P/A and SN will receive 24,000 pounds P/A as management / consultancy fees. Further salary / fees increase will be agreed together mutually (DK and SN).

4. DK as the manager of the company, after the acceptance of the shares from NL will receive the following bonus: If Auracall reaches 150,000 Pounds a month turnover (calculated on three consecutive months, calculated based on the Swiftnet invoice of British Telecom) within 2 years from the date that the arrangement between SN and NL will be finalized, then Auracall will issue to DK further shares from treasury to the level that DK will hold 67.5% of the company and SN will hold 32.5% of the company provided that DK is still the managing director of Auracall and holds 40 percent or more of the shares in it.

5. This agreement will take effect after the arrangement between DK and NL will be finalized.

6. This agreement will be governed according to the laws of England and Wales.


/s/ Dan Kirschner                /s/
-------------------------        ---------------------------
Dan Kirschner                    Swiftnet Ltd.


Date: 21.8.2003                  Date: 21.8.03
      ---------                        -------